SUBLEASE AGREEMENT

        THIS SUBLEASE AGREEMENT (“Sublease”) dated as of October 20, 2004, is entered into by and between DELPHI AUTOMOTIVE SYSTEMS LLC, a Delaware limited liability company (“Sublandlord”) and EnerDel, Inc., a Delaware corporation (“Subtenant”)

R E C I T A L S:

        WHEREAS, pursuant to that Lease of Industrial or Warehouse Facilities, dated as of June 22, 2001, as amended by First Amendment to Lease of Industrial or Warehouse Facilities, dated June 24, 2002 (the “Prime Lease”) between Universal Tool and Engineering Company, Inc. (the “Prime Landlord”) and Sublandlord (as “Tenant”), a copy of the lease being attached hereto as Exhibit A, Prime Landlord leased to Sublandlord certain premises consisting of approximately 78,930 square feet in the building located at 8750 N. Hague Road, Indianapolis, Indiana 46256, such premises being more particularly described in the Prime Lease (the “Premises”); and

        WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord a portion of the Premises as described on Exhibit B attached hereto, together with access to common areas and parking; and

        NOW THEREFORE, the parties agree as follows:

    1.        SUBLEASE. Sublandlord subleases to Subtenant a portion of the Premises consisting of 56,219 square feet as shown on Exhibit B attached hereto and made a part hereof (the “Sublet Premises”), for battery design, development and engineering, general office and for any other use not inconsistent with the Prime Lease. In addition to the Sublet Premises, Subtenant shall have the right to use, in common with Sublandlord, the common areas, the parking areas, driveways, walkways and other common facilities serving the Premises.

    2.        TERM:

    A.        The term of this Sublease (“Sublease Term”) shall commence on the date hereof, and expire on January 24, 2007 or such earlier date upon which the Sublease Term expires or terminates pursuant to the provisions of this Sublease or pursuant to law.

    B.        Sublandlord has no intention of extending the Prime Lease beyond the end of the Sublease Term. At expiration of the Sublease Term, Subtenant will reimburse Sublandlord for $487,129 which represents the portion of Additional Improvements (as defined in the Prime Lease) allocated to the Sublet Premises and which will then be owed to Prime Landlord by Sublandlord; except to the extent that such fees are waived by Prime Landlord. Subtenant shall have no right to extend the Sublease Term unless Sublandlord, in its sole discretion, elects to extend the term of the Prime Lease. If Sublandlord intends to extend the term of the Prime Lease, it shall notify Subtenant. If Subtenant does not notify Sublandlord that Subtenant elects to extend the Sublease Term for the period Sublandlord is extending the term of the Prime Lease, within ten (10) business days after Subtenant receives Sublandlord’s notice, Subtenant shall be deemed to have waived any right to extend the term of the Sublease.

    3.        RENT:

    A.        The Fixed Rent for the Sublease Term shall be Five Hundred Forty-Seven Thousand Six Hundred Forty-Two Dollars and 72/100 ($547,642.72) per annum and shall be payable monthly, in advance, on the first (1st) day of each calendar month, in equal monthly installments of Forty-Five Thousand Six Hundred Thirty-Six Dollars and 89/100 ($45,636.89).

    B.        Subtenant shall pay the Fixed Rent in advance in equal monthly installments on the first day of each calendar month during the Term, provided that Subtenant shall pay the first installment of Fixed Rent when Subtenant executes this Sublease. For any partial calendar month during the Sublease Term, the Fixed Rent shall be apportioned based upon the number of days in the partial month.

    C.        As additional rent, Subtenant shall pay 75.25% of the cost of all utilities for the Premises including, but not limited to, the cost of water and power, gas, heating, lighting, air conditioning and ventilating for the Premises and all maintenance and janitorial expenses incurred by Sublandlord for the Premises. Within ten (10) days of the end of each month, Sublandlord shall deliver a statement to Subtenant detailing Subtenant’s portion of the maintenance and janitorial expenses and utilities; and Subtenant shall pay such statement within thirty (30) days of receipt from Sublandlord. Until December 31, 2004, maintenance and janitorial additional rent shall be Ten Thousand One Hundred Thirty-Four Dollars ($10,134.00) per month, prorated for October. Subtenant shall pay the cost of any separate metering or submetering necessary to satisfy any legal requirements, in which case the percentage set forth in this Subparagraph C shall be equitably adjusted. If Sublandlord intends to vacate its portion of the Premises, Sublandlord will notify Subtenant of the date of such vacating. Subtenant shall be solely responsible for one hundred percent (100%) of utilities thereafter and will take whatever actions are necessary to establish accounts directly with utility providers.

    D.        All payments called for under this Sublease shall be made at Sublandlord’s address of Facilities Service Group, 5825 Delphi Drive, M/C 480-410-174, Attn: Real Estate Services or at such other address as Sublandlord may designate.

    4.        ACCESS TO SUBLET PREMISES. Sublandlord shall furnish Subtenant with an access card for each employee of Subtentant staffed at the Sublet Premises. Such access cards will allow the Subtenant’s employees access to each corridor entering the Sublet Premises and the common areas in the Premises.

    5.        SUBORDINATION TO PRIME LEASE. This Sublease is subordinate to, and Subtenant accepts this Sublease subordinate to, the Prime Lease and the matters to which the Prime Lease is subordinate. This Sublease is also subordinate to, and Subtenant accepts this Sublease subordinate to, any amendments to the Prime Lease hereafter made between Prime Landlord and Sublandlord, provided such amendments do not extend, increase or otherwise alter Subtenant’s performance obligations or liability under the Sublease. Subtenant acknowledges that Sublandlord cannot convey to Subtenant any greater estate than Sublandlord has been granted pursuant to the Prime Lease.

        Except as otherwise provided herein, the provisions of the Prime Lease are incorporated herein by reference with the same force and effect as if they were fully set forth herein (with each reference to “Tenant” being deemed to refer to Subtenant, and each reference to “Landlord” being deemed to refer to Sublandlord, except as otherwise specifically provided herein. All obligations of Tenant under the Prime Lease with respect to the Premises shall be construed to apply to Subtenant and Subtenant shall perform all such obligations. Notwithstanding the foregoing, Sublandlord shall have no liability for any failure of performance by the Landlord under the Prime Lease, provided that the Sublandlord takes all commercially reasonable steps to cause the Landlord to comply with its obligations under the Prime Lease.

    6.        DAMAGE OR INJURY. The Sublandlord and Subtenant agree to defend, indemnify and hold harmless the other against all lawsuits and claims for liability arising out of the Prime Lease which result from the negligent or willful acts of the Sublandlord or Subtenant, as the case may be, its officers, agents, employees, servants or representatives.

    7.        INSURANCE. Subtenant shall furnish to the Sublandlord and Prime Landlord before access is granted to the premises, a copy of a liability insurance policy, covering all known and unknown hazards (subject to standard exclusions), arising from Subtenant’s use and occupancy of the premises, including the acts or omissions of the Subtenant, its agents, suppliers, contractors employees or customers which satisfies the requirements of the Prime Lease and names Sublandlord as an additional insured. Said policy shall contain a provision whereby the policy may not be canceled except by mailing to the Sublandlord and Prime Landlord a notice of cancellation or modification of the policy at least thirty (30) days prior to cancellation or modification of the policy.

    8.        SERVICES BY PRIME LANDLORD. Subtenant shall look only to Sublandlord for any services to be furnished to Subtenant in accordance with this Sublease and the Prime Lease. Sublandlord shall take all commercially reasonable steps to ensure that Subtenant receives any services which are the obligation of Prime Landlord to provide under the Prime Lease.

    9.        ALTERATIONS. Subtenant shall not make any alterations, additions or improvements upon or to the Sublet Premises without the prior written consent of Sublandlord and Prime Landlord.

    10.        ACCESS. At all reasonable hours and with prior notice, the Sublet Premises shall be open to Prime Landlord and Sublandlord, their agents and representatives for inspecting or for repairs, additions or alterations by either party.

    11.        SUBTENANT’S COVENANTS. Subtenant covenants with Sublandlord to sublease the Sublet Premises and to pay the rent therefor as aforesaid, that it will commit no waste, nor suffer the same to be committed thereon, nor injure nor misuse the same; and also that it shall not make alterations therein, nor use the same for any purposes but that hereinbefore authorized. Subtenant has inspected the Sublet Premises and accepts same in their present condition.

    12.        REVISE/TERMINATE PRIME LEASE. The Sublandlord and Subtenant agree to work together to attempt to have the Prime Landlord agree to revise the Prime Lease, or terminate the Prime Lease, and enter into new leases such that the Sublandlord and Subtenant will each enter into separate leases for their respective portions of the Premises. In addition, Sublandlord and Subtenant shall cooperate in an effort to enter into separate agreements with Prime Landlord (or its affiliates) for the maintenance and janitorial services for their respective portions of the Premises as soon as practicable after the date of this Sublease. If such agreements are entered into, Subtenant’s obligation for payment of maintenance and janitorial costs under Section 3.C shall be eliminated.

    13.        HAZARDOUS MATERIAL:

    A.        For purposes of the Sublease, “hazardous materials” means any explosives, radioactive materials, petroleum products, hazardous wastes, or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning hazardous materials, waste or substances now or at any time hereafter in effect (collectively, “hazardous materials laws”)

    B.        Except in accordance with applicable law, Subtenant shall not: (i) cause or permit the storage, use, generation or disposition of any hazardous materials in, on or about the Sublet Premises or the Premises by Subtenant, its agents, employees, contractors or invitees; (or) permit the Sublet Premises to be used or operated in a manner that may cause the Sublet Premises or the Premises to be contaminated by any hazardous materials in violation of any hazardous materials laws or result in the diminution of the value of the Sublet Premises or degradation of structural materials of the Sublet Premises. Subtenant shall immediately advise Sublandlord in writing of: (1) any and all enforcement, cleanup, remedial, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any hazardous materials laws relating to any hazardous materials affecting the Sublet Premises; and (2) all claims made or threatened by any third party against Subtenant, Sublandlord or the Sublet Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any hazardous materials on or about the Sublet Premises. Without Sublandlord’s prior written consent (which shall not be unreasonably denied or delayed), Subtenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any hazardous materials in, on or about the Sublet Premises

    C.        Subtenant shall be solely responsible for and will defend, indemnify and hold Sublandlord, its agents and employees harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Subtenant’s breach of its obligations in this Section 13. Subtenant will be solely responsible for and will defend, indemnify and hold Sublandlord, its agents and employees harmless from and against any and all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup and restoration work and materials necessary to return the Sublet Premises and any other property of whatever nature located on the Premises to their condition existing prior to the default. Subtenant’s obligations under this Section 13 will survive the expiration or other termination of this Sublease.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of this 20th day of October, 2004.

Witness:_________________________	SUBLANDLORD: DELPHI AUTOMOTIVE SYSTEMS LLC BY: /S/ John G. Blahnik —————————————— John G. Blahnik Vice President, Treasury, Mergers, Acquisitions & New Markets

Witness:_________________________	SUBTENANT: ENERDEL, INC. BY: /S/ Kevin P. Fitzgerald —————————————— Kevin P. Fitzgerald Chief Executive Officer

EXHIBIT A

PRIME LEASE

EXHIBIT B

SUBLET PREMISES